Exhibit 10.2

LETTER AGREEMENT

TO AMEND THE GAS GATHERING AND PROCESSING AGREEMENT

This LETTER AGREEMENT entered into on the date set forth below is by and between Monarch Natural Gas, LLC, a Delaware Limited Liability Company whose address is 5613 DTC Parkway, Suite 200, Greenwood Village, Colorado 80111 (“Gatherer”) and Gasco Production Company, a Delaware Corporation whose address is 8 Inverness Drive East, Suite 100, Englewood, Colorado 80112 (“Producer”).  Gatherer and Producer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings given to them in the Gas Gathering and Processing Agreement, effective March 1, 2010 (the “Gathering Agreement”).

The Parties agree to negotiate in good faith to amend the Gathering Agreement and take such other actions as necessary to affect the terms and conditions below (the “Amendment”); provided however, the terms and conditions of this Letter Agreement shall be binding and shall govern the action of the Parties until such time the amendment to the Gathering Agreement is executed by the Parties.

1.                                     Gatherer agrees to cease processing all Gas gathered from wells operated by Gasco Production Company and to temporarily release and waive its rights to process Gas produced from six (6) specific sections of land (identified in Exhibit A hereto), which specific sections contribute Gas to the Dedicated Reserves; provided, however, it is understood and agreed to by the Parties, Gatherer agrees to temporarily release and waive its rights to process Gas on the first 30,000 MMBtu per day of volume redelivered to the Questar Pipeline Company (“Questar”), Questar Mainline ML-40, Current Delivery Point MAP 359 Green River M&R (wet line) (“Delivery Point”) by Gatherer from all of the Dedicated Reserves pursuant to the terms of this Letter Agreement.  Such Gas, the first 30,000 MMBtu per day, gathered and redelivered by Gatherer to the Delivery Point, shall be referred to as the “Initial Production.”

2.                                     Gatherer shall retain all processing rights for all Gas volumes from the Dedicated Reserves in excess of the Initial Production gathered and redelivered by Gatherer to the Delivery Point for processing downstream at the processing plant owned by Chipeta Processing LLC in Uintah County, Utah (“Chipeta Plant”), unless otherwise mutually agreed by Producer and Gatherer.

3.                                     Section 4.1 (i), Section 4.1 (ii) and Section 4.1 (iii) of the Gathering Agreement shall remain in full force and effect and shall continue to apply to all gas temporarily released from processing hereunder; provided, however, such fees due Gatherer under 4.1 (ii) and 4.1 (iii), during the term of this Letter Agreement, shall not be subject to the Gas being directly processed by Gatherer.

4.                                     In addition to the fees paid to Gatherer in Sections 4.1(i), 4.1(ii), and 4.1(iii) under the Gathering Agreement, Producer agrees to pay Gatherer an additional process sharing fee equal to one-third (1/3rd) of the amount equal to the Net Uplift (defined below) realized downstream of the Delivery Points (“Process Sharing Fee”).

5.                                     “Net Uplift” means (a) the payment received from Chipeta Processing LLC (“Chipeta”) for the sale of Plant Products from the Initial Production or the Excess Production pursuant to the Gas Processing Agreement between Chipeta and Producer dated as of [July 1, 2011] (attached hereto as Exhibit B) (“Chipeta Processing Agreement”) less (b) (i) reservation charges, usage charges, fuel costs and any supplemental charges pursuant to the transportation service agreement to be entered into pursuant to the Questar wet line agreement (attached hereto as Exhibit C) for transportation of the Initial Production or the Excess Production on Questar’s wet line, (ii) the processing fee, electric compression, and fuel costs related to the Initial Production or the Excess Production paid by Producer to Chipeta pursuant to the Chipeta Processing Agreement; except where such fees, costs or charges were offset from the amount paid to Producer by Chipeta described in (a) above, and (iii) any deficiency payment paid by Producer to Chipeta under the Chipeta Processing Agreement to the extent caused, in whole or in part, by Gatherer, including, but not limited to, Gatherer’s failure to perform its obligations under the Gathering Agreement; except that, with respect to (iii) above, Net Uplift shall not include any deficiency payment paid by Producer to Chipeta under the Chipeta Processing Agreement to the extent caused by the routine maintenance of Gatherer’s Gathering System in accordance with Section 10.5 of the Gathering Agreement or a Gathering System Force Majeure event.

6.                                     Producer agrees to have the proceeds from NGL sales related to gathered gas processed downstream, paid directly to Gatherer, from which Gatherer will deduct any fees owed it (net out) and remit the remainder to Producer.

7.                                     The initial term and effective date of this Letter Agreement will coincide with the term and effective date of any processing agreement Producer, or its assigns, may enter into with Chipeta.  Producer shall not amend the term of any processing agreement downstream of the Delivery Point without Gatherers written consent.

8.                                     Except as expressly modified in this Letter Agreement, all terms and conditions of the Gathering Agreement shall remain in full force and effect.

The Parties have agreed to this Letter Agreement on September 20, 2011.

Producer:

GASCO PRODUCTION COMPANY

By:	/s/ Michael Decker

Name:	Michael Decker

Title:	EVP / COO

Gatherer:

MONARCH NATURAL GAS, LLC

By:	/s/ Terry Klare

Name:	Terry Klare

Title:	President and COO

EXHIBIT A TO THE LETTER AGREEMENT

TO AMEND THE GAS GATHERING AND PROCESSING AGREEMENT

Dated: September 20, 2011

The six (6) sections of land referred to in this Amendment are initially as follows:

QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE

All	16	10 South	17 East	Duchesne/Utah

All	20	10 South	17 East	Duchesne/Utah

All	26	9 South	18 East	Duchesne/Utah

All	27	9 South	18 East	Duchesne/Utah

All	20	9 South	19 East	Duchesne/Utah

All	21	9 South	19 East	Duchesne/Utah

Upon written notice from Producer to Gatherer, Producer may change any or all of these sections as of the date of such notice by identifying substitute sections from the Dedicated Reserves to be part of the six (6) sections referred to in this Amendment.  At no time will the number of sections be greater or less than six (6).